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                      FILED PURSUANT TO RULE 424 (B) (5):
                                FILE NO. 33-65293

   PRICING SUPPLEMENT NO. 21 DATED SEPTEMBER 6, 2000 (TO PROSPECTUS SUPPLEMENT
             DATED MAY 19, 1997 AND PROSPECTUS DATED MAY 19, 1997).

                                   XTRA, INC.

                           SERIES C MEDIUM-TERM NOTES

                          DUE FROM 9 MONTHS TO 30 YEARS
                               FROM DATE OF ISSUE

                            GUARANTEED AS TO PAYMENT
                             OF PRINCIPAL, PREMIUM,
                             IF ANY, AND INTEREST BY

                                XTRA Corporation

ORIGINAL ISSUE DATE:   September 11, 2000

PRINCIPAL AMOUNT:   $5,000,000.00

BOOK ENTRY:  DTC CUSIP# 98413T DW 8

CERTIFICATED:   N/A

INTEREST RATE (IF FIXED RATE):  8.514%

STATED MATURITY:  September 15, 2010

ISSUE PRICE (AS A PERCENTAGE OF PRINCIPAL AMOUNT):  N/A

SELLING AGENT'S COMMISSION (%):  .625%

PURCHASING AGENT'S DISCOUNT OR COMMISSION (%):   N/A

NET PROCEEDS TO THE COMPANY (%):  $4,968,750.00

INITIAL REDEMPTION DATE (IF ANY):   N/A

REDEMPTION PRICES:  N/A

INTEREST PAYMENT DATES:  March 15 and September 15; Commencing March 15, 2001

REGULAR RECORD DATES:  15 days prior to the Interest Payment Date
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FLOATING RATE NOTES:

     INTEREST RATE BASIS (IF FLOATING):

     __________COMMERCIAL PAPER

     __________PRIME RATE

     __________LIBOR

     __________TREASURY RATE

     __________CD RATE

     __________FEDERAL FUNDS RATE

     __________OTHER


     INDEX MATURITY:

     SPREAD:

     SPREAD MULTIPLIER:

     MAXIMUM INTEREST RATE:

     MINIMUM INTEREST RATE:

     INTEREST RESET DATE:

     INITIAL INTEREST RATE:

     INTEREST DETERMINATION DATE(S):

     CALCULATION DATE(S):

     CALCULATION AGENT:

USE OF PROCEEDS:

          The proceeds of the Note will be used to repay in part outstanding short-term commercial paper obligations, supported by a Revolving Credit and Term Loan Agreement with Bank of America, National Trust and Savings Association, as Agent. The maturity date of the revolving period under the Revolving Credit Agreement is June 30, 2001, with final maturity of the term period on June 30, 2006. The current interest rate on borrowings to be repaid is 6.76%. Borrowings being repaid will be used to finance capital expenditures and general working capital needs.

CLARIFICATION:

          The Second Supplemental Indenture referred to in the Prospectus Supplement dated as of May 19, 1997 among XTRA, Inc., XTRA Corporation, as Guarantor, and State Street Bank and Trust Company, as Trustee, is dated as of May 16, 1997.